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Exhibit 4.8

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

 CERECOR INC.

WARRANT TO PURCHASE COMMON STOCK

No. CW-399.	July 11, 2014

Void After July 10, 2019

          THIS CERTIFIES THAT, for value received, Trout Capital LLC (the "Holder"), is entitled to subscribe for and purchase during the Exercise Period (defined below) from CERECOR INC., a Delaware corporation (the "Company"), the Exercise Shares.

          This warrant (this "Warrant") is issued pursuant to the terms of that certain letter agreement (the "Agreement") dated as of April 1, 2014, by and between the Company and the Holder.

          1.    DEFINITIONS.    As used herein, the following terms shall have the following respective meanings:

            (a)    "Common Stock" means the Company's Common Stock.

            (b)    "Exercise Period" means the period commencing with the date hereof and ending five years later, unless sooner terminated as provided below.

            (c)    "Exercise Price" means the Price Per Share multiplied by the number of shares of Common Stock being purchased pursuant to an exercise of this Warrant.

            (d)    "Exercise Shares" means five hundred thousand one hundred sixty-six (500,166).

            (e)    "Price Per Share" means $0.29990.

          2.    EXERCISE OF WARRANT.

            2.1     The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

              (a)    An executed Notice of Exercise in the form attached hereto;

              (b)    Payment of the Exercise Price either in cash or by check; and

              (c)    This Warrant.

            2.2    Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised.

            2.3    The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

            2.4    This Warrant may not be exercised if the issuance of the Exercise Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.

          3.    REPRESENTATIONS OF HOLDER.

            3.1    Acquisition of Warrant for Personal Account.     The Holder represents and warrants that it is acquiring the Warrant and the Exercise Shares solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Exercise Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

            3.2    Securities Are Not Registered.

              (a)    The Holder understands that the Warrant and the Exercise Shares have not been registered under the Securities Act of 1933, as amended (the "Act") on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.

              (b)    The Holder recognizes that the Warrant and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to register the Warrant or the Exercise Shares of the Company, or to comply with any exemption from such registration.

              (c)    The Holder is aware that neither the Warrant nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

            3.3    Disposition of Warrant and Exercise Shares.

              (a)    The Holder further agrees not to make any disposition of all or any part of the Warrant or Exercise Shares in any event unless and until:

                    (i)  The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition;

                   (ii)  There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

                  (iii)  The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the

        Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Warrant or Exercise Shares under the Act or any applicable state securities laws.

              (b)    The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

          4.    FRACTIONAL SHARES.    No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

          5.    EARLY TERMINATION.    In the event of, at any time during the Exercise Period, an initial public offering of securities of the Company registered under the Act, or any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another corporation (other than a merger solely to effect a reincorporation of the Company into another state), or the sale or other disposition of all or substantially all the properties and assets of the Company in its entirety to any other person, the Company shall provide to the Holder ten (10) days advance written notice of such public offering, reorganization, reclassification, consolidation, merger or sale or other disposition of the Company's assets, and this Warrant shall terminate unless exercised prior to the date such public offering is closed or the occurrence of such reorganization, reclassification, consolidation, merger or sale or other disposition of the Company's assets.

          6.    MARKET STAND-OFF AGREEMENT.    Holder hereby agrees that Holder will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Exercise Shares, shares of the Company's Common Stock or other securities of the Company held by Holder (other than those included in the registration) during the twelve-month period following the effective date of the Company's initial public offering (or such longer period as the underwriters or the Company will request in order to facilitate compliance with applicable law).

          7.    NO STOCKHOLDER RIGHTS.    This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

          8.    NO TRANSFER OF WARRANT.    This Warrant and all rights hereunder are not transferable or assignable.

          9.    LOST, STOLEN, MUTILATED OR DESTROYED WARRANT.    If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

          10.    NOTICES, ETC.    All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to Holder at Trout Capital LLC 740 Broadway 9th Floor New York, New York 10003 or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

          11.    ACCEPTANCE.    Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

          12.    GOVERNING LAW.    This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of July 11, 2014.

CERECOR INC.
By:	/s/ BLAKE PATERSON
	Name:	Blake Paterson
	Title:	President and CFO
	Address:	400 E. Pratt Street, Suite 606 Baltimore, MD 21202
ACKNOWLEDGED AND AGREED:
By:	/s/ JONATHAN FASSBERG
	Name:	Jonathan Fassberg
	Title	CEO
	Address:	740 Broadway, 9th Floor New York, NY 10003

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  Exhibit 4.8
CERECOR INC. WARRANT TO PURCHASE COMMON STOCK
Void After July 10, 2019
  3.1 Acquisition of Warrant for Personal Account.
  3.2 Securities Are Not Registered.
  3.3 Disposition of Warrant and Exercise Shares.